CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [ *** ]) FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Exhibit 10.10

CONFIDENTIAL

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made effective as of May 9, 2012 (the “Effective Date”), by and between Eli Lilly and Company, an Indiana corporation (“Lilly”) having an address at Lilly Corporate Center, Indianapolis, Indiana 46285, and Karuna Pharmaceuticals, Inc., a Delaware corporation (“Karuna”) having an address at 500 Boylston Street, Suite 1600, Boston, MA 02116, USA.

RECITALS

WHEREAS, Lilly is the owner of certain data, regulatory Filings and patent rights relating to Xanomeline (as defined below);

WHEREAS, Karuna desires to obtain certain rights to such data, regulatory filings and patent rights and Lilly is willing to grant the same to the Karuna upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Parties hereby agree as follows:

Article I    DEFINITIONS

As used herein, the following terms have the following meanings (with derivative forms being interpreted accordingly):

Section 1.01    “$” and “Dollars” means United States dollars.

Section 1.02    “Affiliate” means, with respect to a given entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first given entity. For this purpose, “control” shall mean the ownership of more than fifty percent (50%) of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management or policies of the entity.

Section 1.03    “Business Day” shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a national holiday in the United States.

Section 1.04    “Confidential Information” means, subject to the limitations set forth in Section 6.01, all confidential or proprietary information received by a Party pursuant to this Agreement from the other Party whether in oral, written, graphic or electronic form, including the following types of information: any preclinical data, clinical data, manufacturing information, trade secret information, invention, idea, sample, assay component, process, formula, or test data; or other information relating to any research project, work in progress or development, manufacturing, regulatory, marketing, servicing, financing or personnel matter relating to the disclosing Party, its research programs or current or future products, sales, suppliers, clients, customers, employees, collaborators, investors or business. Any information disclosed under the Prior CDA shall be deemed disclosed under this Agreement for purposes of this definition.

Section 1.05    “EMEA” means European Medicines Evaluation Agency, or any successor thereto.

Section 1.06    “FDA” means the United States Food and Drug Administration, or any successor thereto.

Section 1.07    “First Commercial Sale” means, with respect to any particular country, the first sale of a Product in such country by any of Karuna, an Affiliate, or a Sublicensee, or a distributor of any of them, after all Regulatory Approvals have been granted in such country for such Product to be marketed and sold legally as a pharmaceutical in such country.

Section 1.08    “IND” means (i) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder by the FDA or (ii) the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of a pharmaceutical product in humans in a particular jurisdiction.

Section 1.09    “JMHW” means the Japanese Ministry of Health and Welfare, or any successor entity.

Section 1.10    “Major Market Country” means any of the United States, Japan, France, Germany, the United Kingdom, Canada, Italy, and Spain.

Section 1.11    “Net Sales” means [ *** ]

[ *** ]

[ *** ]

Section 1.12    “Party” means Lilly or Karuna, and “Parties” means both of them.

Section 1.13    “Patent Rights” shall mean all of Lilly’s right, title and interest in:

(a)    the patents listed on Exhibit A and their foreign counterparts;

(b)    any divisional, continuations, continuation-in-part applications, or any other application claiming priority to one or more of the patents listed on Exhibit A to the extent the claims are directed to subject matter specifically described in the patents listed on Exhibit A, and the resulting patents; and

(c)    any patents resulting from reissues, reexaminations, extensions, or restorations (and their relevant international equivalents) of the patents described in (a) and (b) above.

Section 1.14    “Product” means, regardless of form or formulation, all pharmaceutical compositions for use in humans that contain Xanomeline.

Section 1.15    “Xanomeline IND” means IND 36,999 and IND 48,761 in the name of Lilly.

Section 1.16    “Prior CPA” means that certain Confidential Disclosure Agreement between Karuna and Lilly dated [ *** ]

Section 1.17    “Regulatory Agency” means a supranational, regional, federal, state, provincial or other local regulatory agency, department, bureau or other governmental authority with jurisdiction over Regulatory Approvals, including without limitation the FDA, EMEA and the JMHW.

Section 1.18    “Regulatory Approval” means, collectively with respect to a particular jurisdiction, all governmental approvals (including all pricing and reimbursement approvals practically required to launch in the country), product and/or establishment licenses, registrations or authorizations necessary for the manufacture, use, storage, import, export, transport, marketing and sale of a pharmaceutical product as a pharmaceutical in such jurisdiction. For the avoidance of doubt, if Regulatory Approval for a particular jurisdiction consists of multiple components (for example, approval of both the manufacturing process used to produce the drug in the facility where it is used and in addition approval of the safety and efficacy of the drug itself and permission to market it), the Regulatory Approval for such jurisdiction for purposes of this Agreement is not deemed to occur until the last component is approved.

Section 1.19    “Xanomeline Data” means (a) all data referred to in Exhibit B and (b) all material data files reasonably accessible to Lilly and relating to Xanomeline that, in Lilly’s good faith determination, would reasonably be expected to have a material effect on the clinical, regulatory or commercial development of Xanomeline by Karuna.

Section 1.20    “Lilly Transfer Contact” means the individual designated in writing by Lilly to respond to Karuna’s requests regarding transfer of and access to Xanomeline Data and the Xanomeline IND.

Section 1.21    “Royalty Term” means, on a country-by-country basis, if any Products are sold in, and for use in, a country in which Karuna then holds no data package exclusivity that provides effective market exclusivity with respect to such Product(s) in such country, the period from the Effective Date until the six (6) year anniversary of the First Commercial Sale of the first Product in such country by or on behalf of Karuna, its Affiliate or its or its Affiliate’s Sublicensee. If data package exclusivity exists for a period longer than six (6) years, then the Royalty Term shall be for the term of such data package exclusivity.

Section 1.22    “Sublicensee”* means any Third Party to which Karuna grants a sublicense (or otherwise transfer rights hereunder) under the Patent Rights, the Xanomeline Data and the Xanomeline IND.

Section 1.23    “Term” means the term of this Agreement, as determined in accordance with Article 10.

Section 1.24    “Third Party” means any entity or person other than Lilly, Karuna, or an Affiliate of either of them.

Section 1.25    “Xanomeline” means a compound of the formula:

or a pharmaceutically acceptable salt or solvate thereof

Article II    DEVELOPMENT AND COMMERCIALIZATION

Section 2.01    Development. Karuna shall use commercially reasonable efforts to develop Product and shall conduct all research and development activities and manufacture and supply of, all Product consistent with current industry standards and all applicable U.S. federal laws, rules and regulations including, but not limited to, cGMP and all applicable laws and regulations in the other legal jurisdictions in which Karuna intends to market and sell Products. Each year, on the anniversary of the Effective Date, Karuna shall provide Lilly with a written report describing the progress made with respect to its development of Product.

Section 2.02    Commercialization. Karuna shall use commercially reasonable efforts to commercialize the Product in each Major Market Country (including, without limitation, obtaining all Registrations necessary to market and sell the Product in each such country and conducting any post-marketing studies required by any Regulatory Authorities in any Major Market Country). Karuna also shall use commercially reasonable efforts and proceed diligently to launch the Product in each Major Market Country as soon as reasonably possible upon registration of Product in such country and to perform such obligations by using, without limitation, personnel with sufficient skills and experience, together with sufficient equipment and facilities,

Article III    SCOPE OF LICENSE

Section 3.01    Transfer of Xanomeline Data and Xanomeline IND. Lilly hereby transfers to Karuna all of its right, title and interest to the Xanomeline Data and the Xanomeline IND. Lilly will deliver to Karuna copies of the Xanomeline Data and the Xanomeline IND as soon as reasonably practicable following the Effective Date, but no later than [ *** ] following the Effective Date.

Section 3.02    License Grant. Lilly hereby grants to Karuna and its Affiliates for the Term a royalty-bearing exclusive license (even as against Lilly) under the Patent Rights to research, develop, make, have made, use, offer for sale, sell, lease, import and otherwise exploit Products.

Section 3.03    Retention of Rights. Notwithstanding Section 3.01 and 3.02, Lilly hereby retains the right to use the Xanomeline Data for internal research purposes, including for use in [ *** ].

Section 3.04    Sublicenses. Karuna shall be entitled to sublicense (or otherwise transfer) the rights granted to it hereunder to Affiliates or Third Parties without the need to obtain consent from Lilly. Each sublicense shall be subject to the terms and conditions of this Agreement and shall be consistent with this Agreement. Provided, however, that no sublicense granted by Karuna shall be valid unless: (i) the Sublicensee shall guarantee and be responsible for, as applicable, the performance of, or the making of all payments due and the making of any reports under this Agreement with respect to sales of Product by its Affiliates and Sublicensees and, in each case, the Affiliates and Sublicensees compliance with all applicable terms of this Agreement; and (ii) as applicable, each Affiliate or Sublicensee agrees in writing to maintain books and records and permit Lilly to review such books and records pursuant to the relevant provisions, and to observe all other applicable terms, of this Agreement. Karuna shall promptly provide Lilly with notice of any sublicense granted pursuant to this Section 3.04, and provide a copy of the applicable agreement to Lilly upon its request. Karuna shall be entitled to grant to its Sublicensees the right further to sublicense; provided that the further sublicensees and sub-sublicensees shall be considered “Sublicensees” under this Agreement for purposes of the Net Sales definition and other provisions in this Agreement that refer to “Sublicensees.”

Section 3.05    Exclusivity Covenants.

(a)    Lilly hereby covenants that prior to the expiration of the Royalty Term under this Agreement, Lilly and its Affiliates shall not (i) grant any Third Party any license with respect to any of the Patent Rights, and shall not grant any Third Party any right to access, reference, inspect or otherwise use or rely upon the Xanomeline Data or the Xanomeline IND; nor (ii) use, practice or refer to any of the Xanomeline Data and the Xanomeline IND in any activities to research, develop, prepare or submit an IND (or like regulatory filing) for, apply for (or hold) Regulatory Approval for, make, have made, use, sell, offer to sell, import, export or otherwise commercialize Xanomeline anywhere in the world, other than as permitted under Section 3.03 hereof.

(b)    Lilly hereby acknowledges on behalf of itself and its Affiliates that the covenants of this Section 3.05 are legally enforceable and reasonable, necessary and appropriate to prevent a breach of the exclusivity provided to Karuna hereunder, as well as to protect Karuna’s Confidential Information.

Section 3.06    Technical Support and Letter of Authorization.

(a)    Technical Support. In response to Karuna’s queries to the Lilly Transfer Contact, Lilly shall make personnel most knowledgeable in the applicable area reasonably available lo Karuna to discuss any questions Karuna may have regarding the Xanomeline Data and the Xanomeline IND.

(b)    Requested Data. Karuna shall address all requests for information and meetings to the Lilly Transfer Contact (who will provide to Karuna the information requested by Karuna and will make reasonable efforts to arrange meetings with and make available the appropriate person or people to answer such requests from Karuna and/or to discuss any documentation that has been provided and answer follow-up questions). The assistance described in this section (b) shall be limited to a maximum of [ *** ] on an FTE basis.

(c)    Letters of Authorization. Lilly shall, as soon as reasonably practicable, but in any event within [ *** ] receiving a written request by Karuna, provide any letters of transfer and authorization to FDA Karuna may request, transferring the Xanomeline IND to Karuna and authorizing Karuna and its Affiliates to reference the Xanomeline IND in its filings with Regulatory Agencies,

(d)    Later Access Required by Regulatory Agencies. At all times during the Term, in addition to Section 3.05(c) assistance, in response to Karuna’s request due to a Regulatory Agency request or inquiry (as such request or inquiry will be evidenced by Karuna), if there is information that may be in Lilly’s possession (but not in Karuna’s possession) that is needed to respond to that request, Lilly will give access to Karuna to the available information that Lilly has at that time in its possession (without any requirement to generate new data). Such access will be granted during normal business hours and upon reasonable request from Karuna.

Section 3.07    Regulatory Matters. As between the Parties, Karuna shall have the sole right to communicate with Regulatory Agencies regarding Products developed or commercialized by Karuna, its Affiliates and Sublicensees, to seek Regulatory Approvals for such Products and to own such Regulatory Approvals. Lilly shall not perform any clinical trials or other activities under the Xanomeline IND during such time. Except as requested in writing by Karuna or as otherwise required by law or in accordance with Section 3.03, Lilly and its Affiliates shall not communicate with any Regulatory Agency in any country of the world with respect to Xanomeline and/or a Product.

Section 3.08    Misappropriation of Xanomeline Data and Xanomeline IND by Third Parties. Each Party shall promptly notify the other Party in writing of any alleged, threatened or actual misappropriation of, theft, unauthorized access to, or breach of confidentiality and/or non-use obligations with respect to the Xanomeline Data and the Xanomeline IND by Third Parties of which the reporting Party becomes aware. The reporting Party shall provide all information available to that Party relating to such activities by the Third Party. Karuna (or its Affiliate or Sublicensee) shall have the first right, but not the obligation, to initiate, prosecute and control any action during the Term with respect to such misappropriation, by counsel of its own choice and at its own expense, to secure the cessation of the infringement or to bring suit against the infringer. If requested by Karuna, Lilly shall provide reasonable assistance to Karuna in such suits, including being joined as a party plaintiff and being named as the lead in such action if requested by Karuna in cases where that would be required in order for the suit to be maintained Karuna shall reimburse all reasonable expenses (including reasonable attorney’s fees) of such cooperation of Lilly. Any damages or other monetary awards recovered in a suit prosecuted by Karuna, its Affiliate or Sublicensee under this Section shall be retained by Karuna.

Article IV    FINANCIAL TERMS

Section 4.01    Up-Front Payment. Within [ *** ] after the Effective Date, Karuna shall pay to Lilly one hundred thousand dollars ($100,000).

Section 4.02    Milestone Payments. Karuna, its Affiliate or its Sublicensee, as applicable, shall pay to Lilly the following amounts (each a “Milestone Payment”) upon the achievement by Karuna, such Affiliate or such Sublicensee of the following milestones:

Milestone	Amount Paid to Lilly
First FDA Regulatory Approval of a Product	[ ***	]
First EMEA Regulatory Approval of a Product	[ ***	]
First JMHW Regulatory Approval of a Product	[ ***	]
Cumulative Net Sales of a Product, including a Combination Product, first reach [ *** ]	[ ***	]
Annual Net Sales of a Product, including a Combination Product, first reach [ *** ]	[ ***	]

The above payments shall be due one (1) time only, regardless of whether achieved multiple times, by multiple entities or with respect to multiple Products.

Section 4.03    Royalty Payments. Karuna, its Affiliates and its Sublicensees, as applicable, shall pay Lilly a royalty on Net Sales on a country by country basis (to avoid doubt, solely those Net Sales that are during the Royalty Term in such country) at a rate based on the level of aggregate worldwide Net Sales of Products according to the following table;

Net Sales in Calendar Year of a Product	Royalty Percentage
Less than [ *** ]	[ ***	]
Between [ *** ] and [ *** ]	[ ***	]
Between [ *** ] and [ *** ]	[ ***	]
Between [ *** ] and [ *** ]	[ ***	]
Greater than [ *** ]	[ ***	]

By way of example, if Karuna’s, its Affiliates and its Sublicensee’s Net Sales of Products in year X amount to [ *** ], Karuna, its Affiliates and its Sublicensees, as applicable, would pay Lilly royalties in the amount of [ *** ] (calculated as [ *** ] of [ *** ] (i.e. [ *** ] plus [ *** ] of [ *** ] (i.e. [ *** ], plus [ *** ] of [ *** ] (i.e., [ *** ] ).

Section 4.04    Payment; Reports. All royally amounts payable to Lilly under Section 4.03 shall be paid within [ *** ] after the end of each calendar quarter during the Royalty Term with respect to Net Sales invoiced during such calendar quarter. Each payment of royalty payments shall be accompanied by a statement of Net Sales underlying the royalty that is due, including Net Sales and royalty by country broken down between Licensee and any sub-licensee.

Section 4.05    Exchange Rate; Manner and Place of Payment. All payments due hereunder shall be paid in Dollars. For purposes of computing such payments, the Net Sales in currencies other than Dollars shall be converted into Dollars as computed using Karuna’s internal currency conversion systems in accordance with GAAP using the average monthly rate of exchange at the time for such currencies as the rate applicable to the transfer of funds arising from payments as published in the Wall Street Journal. The currency conversion system used by Karuna shall be subject to audit by Lilly as described in Section 4.06. In any country where conversion of the local currency is blocked and such currency cannot be removed from the country, Karuna shall pay Lilly in local currency by deposit in a local bank account designated by Lilly. All payments other than those specified in the foregoing sentence shall be payable to Lilly by wire transfer, in immediately available funds, at such bank as Lilly shall specify from time to time.

Section 4.06    Records and Audit. Karuna and its Affiliates shall keep complete and accurate records pertaining to the sale or other disposition of Products and of the royalty payments due under this Agreement in sufficient detail to permit Lilly to confirm the accuracy of all payments due hereunder (and Karuna shall have its Sublicensees keep same records, consistent with Karuna’s obligations under this Section 4.06). Lilly shall have the right, at its expense, to cause an independent, certified public accountant to audit such records necessary to confirm Karuna’s, its Affiliates and its and its Affiliate’s Sublicensees Net Sales and royalty payments for the preceding years. Such independent, certified public accountant shall be bound by appropriate confidentiality and non-use obligations. Such audit rights may be exercised no more often than [ *** ] a year, once with respect to records regarding any given accounting period, within [ *** ] after the calendar year to which such records relate, upon reasonable advance notice to Karuna and during normal business hours. The terms of this Section 4.06 shall survive any termination or expiration or termination of this Agreement for a period of [ *** ]

If it is determined that additional royalties are owed, or that royalties were overpaid, during such period, Karuna will pay Lilly the additional royalties, or Lilly will pay Karuna the overpaid royalties within [ *** ] of the date the independent certified public accountants written report is received by the paying party. The fees charged by such accounting firm will be paid by Lilly unless any additional royalties owed exceed [ *** ] the royalties paid for the royalty period subject to the audit, in which case Karuna will pay the reasonable fees of the accounting firm.

Section 4.07    Withholding Taxes. If laws or regulations require that taxes be withheld from milestones and/or royalty payments due to Lilly hereunder, Karuna will (a) deduct those taxes from the remittable payment due to Lilly, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to Lilly within [ *** ] following that tax payment, all the foregoing in such a manner that will enable Lilly to have proof that it may use to reduce to the extent legally possible the amount withheld by Karuna and to recuperate the tax credit equivalent to the amount so withheld.

Article V    REPRESENTATIONS AND WARRANTIES

Section 5.01    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)    Corporate Existence and Power. The representing and warranting Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted or contemplated to be granted hereunder.

(b)    Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

(c)    No Conflict. It has not entered (and covenants that it shall not enter) into any agreement with any Third Party that is in conflict with the rights granted or contemplated to be granted to the other Party under this Agreement, and has not taken (and covenants that it shall not take) any action that would in any way prevent it from granting the rights granted or contemplated to be granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted or contemplated to be granted to the other Party under this Agreement.

Section 5.02    DISCLAIMER OF CERTAIN WARRANTIES. LILLY IS TRANSFERRING ALL RIGHTS HEREUNDER “AS IS.” NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LILLY: (A) THAT THE PRACTICE BY KARUNA OF THE RIGHTS GRANTED HEREUNDER WILL NOT INFRINGE THE PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY, (B) REGARDING THE VALIDITY OR SCOPE OF THE PATENT RIGHTS OR THE FREEDOM TO OPERATE AND PRACTICE THE PATENT RIGHTS IN VIEW OF PATENTS OR OTHER INTELLECTUAL PROPERTY OWNED BY THIRD PARTIES, OR (C) THAT COMMERCIALLY ACCEPTABLE RESULTS WILL BE OBTAINED IN USING OR PRACTICING THE PATENT RIGHTS AND OTHER INTELLECTUAL PROPERTY RIGHTS. OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LILLY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES, REPRESENTATIONS, OR GUARANTEES OF ANY KIND AS TO THE PATENT RIGHTS, KNOW-HOW AND OTHER INTELLECTUAL PROPERTY PROVIDED HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS AGREEMENT, LILLY MAKES NO REPRESENTATIONS AND GIVES NO WARRANTIES THAT THE XANOMELINE DATA OR XANOMELINE IND ARE SUITABLE FOR SUBMISSION TO, OR WILL DEEMED ACCEPTABLE TO, ANY REGULATORY AGENCY.

Section 5.03    Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPLICITLY SET FORTH HEREIN, EACH OF LILLY AND KARUNA HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article VI    INDEMNIFICATION

Section 6.01    Indemnification by Karuna. Karuna shall Indemnify Lilly, its Affiliates, and their respective officers, directors, employees and agents (the “Lilly Indemnitees”) from and against any and all Losses resulting from any Third Party Claim against them to the extent that such Third Party Claim arises out of (i) the research, development, manufacture, storage, distribution or sale of products developed or commercialized hereunder by Karuna (including product liability (including that which is for personal injury or death) resulting from such activities); (ii) the breach or alleged breach of this Agreement; or (iii) the negligence or willful misconduct of Karuna ; provided that the Lilly Indemnitees comply with the procedure set forth in Section 6.02.

Section 6.02    Mechanics. The Lilly Indemnitee is entitled to be indemnified pursuant to this Article 6 by providing prompt notice of the Third Party Claim to Karuna and Karuna shall defend against such Third Party Claim with the reasonable cooperation of Lilly; provided that Karuna shall not settle any such Third Party Claim for anything other than money damages without the prior written consent of Lilly, which consent shall not be unreasonably withheld, conditioned or delayed. Lilly shall have the right to be present in person or through counsel at substantive legal proceedings relating to the Third Party Claim giving rise to Lilly’s right to indemnification hereunder. If the Parties cannot agree as to the application of Sections 6.01 and 6.02 to any Loss or Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. In such case, each Party further reserves the right to claim indemnity from the other in accordance with Sections 6.01 and 6.02 upon resolution of such underlying Third Party Claim.

Section 6.03    Limitation of Liability. In no event shall Karuna or its Affiliates and Sublicensees be liable for special, exemplary, consequential or punitive damages, whether in contract, warranty, tort, strict liability or otherwise, except to the extent that such damages arise from breach of the obligations set forth in Article 9 (regarding confidentiality). It is understood and agreed that if Lilly is entitled to indemnification under this Article 6 for amounts Karuna is required to pay to a Third Party, this limitation of liability in no way removes the right to indemnity; the payments to the Third Party in that case are considered direct damages for purposes of this limitation of liability.

Article VII    PATENT PROSECUTION

Section 7.01    Responsibility for Patent Rights. Karuna shall have the right to prepare, file, prosecute and maintain, in its sole discretion, all of the Patent Rights. Lilly shall have reasonable opportunities to advise Karuna and shall reasonably cooperate with Karuna in such filing, prosecution and maintenance.

Section 7.02    Payment of Expenses. Payment of all fees and costs, including attorneys fees, incurred after the Effective Date relating to the filing, prosecution and maintenance of the Patent Rights shall be the responsibility of Karuna.

Article VIII    INFRINGEMENT.

Section 8.01    Notification of Infringement. Each Party agrees to provide written notice to the other Party promptly after becoming aware of any infringement of the Patent Rights.

Section 8.02    Right to Prosecute Infringements.

(a)    Company Right to Prosecute. So long as Karuna remains the exclusive licensee of the Patent Rights, Karuna, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the Patent Rights, subject to Section 8.04. If required by law, Lilly shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that Karuna shall hold Lilly harmless from, and indemnify Lilly against, any costs, expenses, or liability that Lilly incurs in connection with such action. Prior to commencing any such action, Karuna shall consult with Lilly and shall consider the views of Lilly regarding the advisability of the proposed action and its effects. Karuna shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 8.02 which admits the invalidity or unenforceability of any Patent Rights without the prior written consent of Lilly. If Karuna does not take commercially reasonable steps to abate the infringement of such Patent Rights within [ *** ] from any infringement notice from Lilly, based upon Karuna’s determination that such action would be commercially unreasonable and Karuna provides Lilly its reasons therefor in writing, then Karuna shall not have the obligation to take any such action or institute any proceeding. In this regard, Karuna shall be entitled to use its reasonable commercial discretion in determining (a) whether to contact and/or institute any action or proceeding against an alleged infringer; (b) the timing of any contact with an alleged infringer or action or proceeding to be instituted against an alleged infringer; (c) the location of any action or proceeding to be instituted against an alleged infringer; and (d) if there is more than one alleged infringer, which alleged infringer to contact regarding its alleged infringement or against which any action or proceeding is to be brought. It is further understood and agreed that, during such time as Karuna is pursuing any action or proceeding against one alleged infringer, Karuna shall have no obligation to contact or pursue additional alleged infringers.

(b)    Lilly Right to Prosecute. In the event that Karuna is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within the time provided in Section 8.02(a) above and the infringement is open, obvious and financially material, Lilly shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to Lilly.

Section 8.03    Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against Lilly or Karuna by a third party alleging invalidity, unenforceability, or non-infringement of the Patent Rights, Lilly, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If Lilly does not exercise this right, Karuna may take over the sole defense of the action at Karuna’s sole expense, subject to Section 8.04.

Section 8.04    Recovery. Any recovery obtained in an action brought by Karuna under Sections 8.02 or 8.03 shall be distributed as follows: (i) each Party shall first be reimbursed pari passu for any expenses incurred in the action from the proceeds of such action or settlement and (ii) as to any remaining ordinary, special or punitive damages, such amount shall be treated as Net Sales, and Karuna shall pay to Lilly based upon such amount a reasonable approximation of the royalties and other amounts that Karuna would have paid to Lilly if Karuna had sold the infringing products, processes and services rather than the infringer. Any recovery obtained in an action brought by Lilly under Sections 8.02 or 8,03 shall be distributed as follows: (i) each Party shall be reimbursed pari passu for any expenses incurred in the action from the proceeds of such action or settlement and (ii) all remaining amounts shall be shared [ *** ] to Lilly and [ *** ] to Karuna.

Section 8.05    Cooperation. Each Party agrees to cooperate in any action under this Article which is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

Section 8.06    Right to Sublicense. So long as Karuna remains the exclusive licensee of the Patent Rights, Karuna shall have the sole right to sublicense any alleged infringer for use of the Patent Rights in accordance with the terms and conditions of this Agreement relating to sublicenses.

Article IX    CONFIDENTIALITY

Section 9.01    Confidential Information. Each Party shall maintain all Confidential Information of the other Party in confidence and shall not disclose any such Confidential Information to any Third Party (except as expressly provided below) or use any such Confidential Information for any purposes other than those necessary or permitted for performance under this Agreement. A Party shall be entitled to use the other Party’s Confidential Information for purposes of exercising a license or right granted to the using Party under this Agreement. Neither Party shall disclose Confidential Information of the other Party to any employee, agent, consultant, Affiliate, or Sublicensee (and in the case of disclosures by Karuna, Third Parties that Karuna engages with respect to development and/or commercialization of Products developed or commercialized through use of the Patent Rights and the Xanomeline Data and the Xanomeline IND) who does not have a reasonable need for such information and who is not subject to binding obligations of confidentiality and limited use at least as restrictive in scope as those of this Article 9 (but may disclose to those that have such a reasonable need and are so bound). The duration of such obligations of confidentiality and limited use of the Parties and their Affiliates and Sublicensees under this Section shall be for the term of this Agreement plus [ *** ]. Each Party shall use at least the same standard of care as it uses to protect its own confidential information of a similar nature to prevent unauthorized disclosures or uses of Confidential Information of the other Party. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

Section 9.02    Exceptions. Confidential Information shall not include any information which, as shown by competent proof:

(a)    is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party in breach hereof, publicly known or available;

(b)    is already known by the receiving Party at the time of receiving such information, as shown by contemporaneous written records;

(c)    is hereafter communicated to the receiving Party by a Third Party, who has the right to make such communication without restriction on disclosure;

(d)    is independently developed by the receiving Party without reference to Confidential Information of the other Party, as shown by contemporaneous written records; or

(e)    is the subject of a prior, express, written permission to disclose provided by the disclosing Party.

The Parties agree that the material financial terms of the Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party may disclose such terms to bona fide potential (and actual) corporate partners or licensees, potential (and actual) investors or merger or acquisition partners, and to financial underwriters and legal and financial advisors, provided that all such disclosures shall be made only to such parties under binding written obligations of confidentiality and non-use consistent with the provisions of this Article 9,

Section 9.03    Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party:

(a)    to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that the responding Party shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party;

(b)    to the extent and to the persons and entities required by rules of the National Association of Securities Dealers or the rules, regulations or demands of the S.E.C., other securities regulators, or exchanges on which such Party’s stock is listed; or

(c)    as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

Section 9.04    Press Release. The form and content of any public disclosure regarding this Agreement and/or the terms hereof, including press releases, are subject to the mutual written agreement of the Parties. A Party shall not be required to repeat information that has already been publicly disclosed. Each Party must approve disclosures sufficient to permit the other Party to comply with its legal requirements as a public company (as well as the rules and regulations of any stock exchange on which such other Party’s shares are traded). If either Party is required to publicly file this Agreement, it shall seek confidential treatment for the sensitive terms hereof, including seeking confidential treatment for all provisions as requested by the other Party to the extent reasonable in accordance with the law, based on advice from counsel.

Section 9.05    Publications. Karuna recognizes that Lilly may wish to publish the results of its work relating to the studies described in Section 3.03 of this Agreement. Prior to such publication, Lilly will share with Karuna data included in any such publication by Lilly (including its Affiliates and/or sublicensees) that includes information related to the Product, or which otherwise includes proprietary information of Karuna as follows: At least [ *** ]

[ *** ] before a manuscript is to be submitted to a publisher, Lilly shall provide Karuna with a copy of the manuscript. If Lilly wishes to make an oral presentation or publish any abstract, it shall provide Karuna with a summary of such presentation or abstract, as the case may be, at least [ *** ] before such oral presentation or before such abstract is to be submitted. If Karuna believes that a manuscript, abstract or oral presentation refers to Product in a manner in which Karuna disagrees, Karuna shall notify Lilly within [ *** ] of receiving the manuscript, abstract or presentation. If Lilly and Karuna cannot resolve the disagreement regarding the manner in which the Product is referred to within [ *** ] after such notification to Lilly then Karuna shall have the right to ask an independent third party laboratory which is mutually agreeable to Lilly to conduct experimental work to help resolve the dispute. Lilly will withhold publication until work by the independent laboratory has been completed. Notwithstanding the foregoing, Lilly may publish clinical trial information on Lilly’s online database in accordance with its corporate policy.

Article X    TERM AND TERMINATION

Section 10.01    Term. The term of this Agreement shall commence upon the Effective Date and, unless sooner terminated as provided in this Article 10, expire on the later of (i) expiration of the last-to-expire Royalty Term or (ii) the date on which all Milestone Payments have been paid to Lilly pursuant to Section 4.02; provided however that such expiration date shall be no later than the fifteen year anniversary of the First Commercial Sale. As the Royalty Term expires in each country, the license of Section 3.02 shall automatically become nonexclusive, irrevocable, fully paid and royalty-free with respect to such country.

Section 10.02    Licenses and Ownership upon Expiration. Once this Agreement expires entirely as set forth in Section 10.01, the license granted under Section 3.02 shall survive and automatically become a non-exclusive, irrevocable, fully paid, royalty-free license and, for the avoidance of doubt, Karuna shall retain all right title and interest in and to the Xanomeline Data and the Xanomeline IND.

Section 10.03    Elective Termination. Karuna shall have the right to terminate this Agreement at any time (and for any reason, or no reason) upon [ *** ] prior written notice to Lilly,

Section 10.04    Termination for Breach. Either Party may terminate this Agreement if the other Party materially breaches this Agreement, by [ *** ] written notice to the breaching Party, provided that (a) the written notice explicitly states that it is a notice of breach under this Section 10.04 and describes the alleged material breach and (b) the breaching Party fails to cure the breach within such [ *** ] notice period, or in the case of a material breach that is incapable of cure within [ *** ] fails (i) to provide within such [ *** ] notice period a commercially reasonable written plan to cure the breach as soon as practicable and (ii) to initiate measures to cure such breach.

Section 10.05    Effects of Termination Pursuant to Sections 10.3 and 10.4.

(a)    If Lilly Terminates this Agreement pursuant to Section 10.04 above, or Karuna terminates this Agreement pursuant to Section 10.03 above, all rights granted to Karuna hereunder shall terminate and, within [ *** ] following such termination, Karuna shall return to Lilly ownership of the Xanomeline Data and the Xanomeline IND (and all Sublicenses that may have been granted by Karuna to Third Parties shall also terminate, unless Lilly notifies Karuna that it elects to grant to such Third Parties a direct license).

(b)    If Karuna terminates this Agreement pursuant to Section 10.04 following Lilly’s uncured material breach of this Agreement, then (i) the license granted Karuna pursuant to Section 3.02 shall survive such termination and (ii) Karuna shall retain ownership of the Xanomeline Data and the Xanomeline IND and Karuna shall pay Lilly [ *** ] of all amounts owed hereunder as such amounts would have become due hereunder.

Section 10.06    Accrued Rights and Obligations; Survival. Expiration or termination of this Agreement shall not affect any rights or obligations (including any payment obligations accruing during the notice period of Section 10.03) accrued prior to such expiration or termination. The provisions of Articles 6, 9, 10 and 11 of this Agreement shall survive expiration or termination of this Agreement for any reason (in accordance with any subsequent dates of termination referred to in such Articles).

Article XI    MISCELLANEOUS

Section 11.01    Dispute Resolution. The Parties recognize that disputes may from time to time arise between the Parties during the term of this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort lo litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 11.01 to resolve any dispute arising under this Agreement. If such a dispute between the Parties arises, then either Party, by written notice to the other Party, may have such dispute referred to the Parties’ respective executive officers that each Party will have designated. If the designated executive officers are not able to resolve such dispute, either Party may at any time after [ *** ] from the date of the aforesaid written notice pursue any legal or equitable remedy available to it. A Party is entitled to seek interlocutory relief and/or a preliminary injunction without first following the procedure of this Section 11.01; provided that it also invokes the procedure of this Section 11.01 in parallel.

Section 11.02    Governing Law. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of New York, excluding its choice of law principles.

Section 11.03    No Agency, Joint Venture or Partnership. Neither Party is, nor will be deemed to be, an employee, agent or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will a Party be entitled to pledge the credit of the other Party in any way or hold itself out as having authority to do so. This Agreement is an arm’s length agreement between the Parties and shall not constitute or be construed as a joint venture. The parties are independent contractors and this Agreement and the relationship that it governs shall not be construed to be or create any joint venture or partnership.

Section 11.04    Assignment.

(a)    Permitted Assignments. Either Party may assign this Agreement (as a whole) [ *** ] times solely (i) to any of its Affiliates, (ii) to a successor to substantially all of the business or assets of the assigning Party to which this Agreement relates, whether through merger, sale of stock, sale of assets or other transaction, without the consent of the other Party. This Agreement shall survive any such merger or reorganization of either Party with or into, or such sale of assets to, another party and no consent for such merger, reorganization or sale shall be required hereunder

(b)    Binding Upon Successors and Assigns. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. This Agreement shall be binding upon and inure to the benefit of the successors and explicitly permitted assignees of the Parties. Any assignment of this Agreement not made in accordance with this Agreement or that is not explicitly sanctioned by Section 11.04(a) is prohibited hereunder and shall be void.

Section 11.05    Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

Section 11.06    Notices. Any notice or other communication required or permitted to be given to either Party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person; or (b) two (2) Business Days after sending for next Business Day delivery by internationally recognized expedited courier service:

In the case of Lilly:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

Facsimile No.: 317-433-3000

Telephone No.:317-276-2000

Attention: General Counsel

In the case of Karuna:

Karuna Pharmaceuticals, Inc.

Attn: President

500 Boylston Street, Suite 1600

Boston, Massachusetts 02116

In the case of (b) (expedited courier service), the Party providing the notice shall (as a courtesy only) additionally provide the notice by a facsimile or electronic courier. Either Party may change its address for communications by a notice to the other Party in accordance with this Section 11.07.

Section 11.07    Force Majeure. Any delay in or failure of performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, earthquake, explosion, riots, wars, terrorism, civil disorder, rebellion or sabotage. The Party suffering such occurrence shall notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence, provided that the Party suffering such occurrence use best efforts to overcome such, and notifies the other Party when such occurrence ceases.

Section 11.08    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

Section 11.09    Captions. All section titles or captions contained in this Agreement, in any Exhibit or Schedule referred to herein and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

Section 11.10    Draftsmanship. Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in connection with the construction or interpretation of this Agreement.

Section 11.11    Severability. Should one or several provisions of this Agreement be or become invalid, then the Parties shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have contracted this Agreement also with those new provisions. In case such provisions cannot be found, the invalidity of one or several provisions of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the Parties would not have contracted this Agreement without the invalid provisions

Section 11.12    Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

Section 11.13    Waiver. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof. No single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Waivers of powers, rights, privileges and remedies under this Agreement may only be waived in a written document executed by a duly authorized officer of the waiving Party.

Section 11.14    Costs. Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Agreement

Section 11.15    Prohibition of Corrupt Payments. In connection with the work done under this Agreement and in connection with any other business involving a Party, the other Party confirms that it has not given or promised to give, and will not make, offer, agree to make or authorize any payment or transfer anything of value, directly or indirectly, (i) to any Government or Public Official, as defined herein; (ii) any political party, party official or candidate for public or political office; (iii) any person while knowing or having reason to know that all or a portion of the value will be offered, given, or promised, directly or indirectly, to anyone described in items (i) or (ii) above; or (iv) any owner, director, employee, representative or agent of any actual or potential customer of a Party or its Affiliates, other than fair market payments for services performed by such individuals in accordance with applicable law. The parties agree to comply with all applicable anti-bribery laws in the countries where the parties have their principal places of business and where they conduct activities under this Agreement. Additionally, each Party understands and agrees to comply with the U.S. Foreign Corrupt Practices Act (“US FCPA”), as revised, as well as similar applicable laws of the countries in the Territory and to take no action that might cause a Party to be in violation of the US FCPA or similar applicable laws of the country where the parties conduct activities under this Agreement. Additionally, the parties will make reasonable efforts to comply with requests for information, including answering questionnaires and narrowly tailored audit inquiries, to enable the other Party to ensure compliance with applicable anti-bribery laws. For purposes of this Agreement, “Government or Public Official” is any officer or employee or anyone acting in an official capacity on behalf of: a government or any department or agency thereof; a public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, and the World Health Organization), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university.

Section 11.16    No Affiliation with Government or Public Officials: Disclosure Obligation. Each Party represents that neither it nor any of its owners, directors, employees, agents, or consultants is a Government or Public Official, as defined in Section 11.16, or political party official or candidate for public or political office. In the event that during the term of this Agreement there is a change in the information required to be disclosed in this paragraph, each agrees to promptly notify the other thereof.

Section 11.17    Entire Agreement. This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter of this Agreement, including the Prior CDA with respect to the Parties’ rights and obligations with respect to Confidential.

IN WITNESS WHEREOF, both Lilly and Karuna have executed this Agreement by their respective officers hereunto duly authorized.

KARUNA PHARMACEUTICALS, INC.

By:	/s/ Eric Elenko
Name:	Eric Elenko, PHD
Title:	Director

ELI LILLY AND COMPANY

By:	/s/ Jan M Lundberg
Name:	Jan M Lundberg
Title:	Exec. VP Sci & Tech, Pres. LU